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                            EXHIBIT 99.1
            AGREEMENT TO FURNISH EXHIBITS AND SCHEDULES


     The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission upon its request a copy of any of the exhibits and schedules to Exhibits 2(c) and 2(d) to this Report on Form 10-K. Each of such Exhibits to this Report on Form 10-K sets forth a description of each schedule and exhibit.